UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2013

INFINITE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21816	52-1490422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Office Park Way

Pittsford, New York 14534

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (585) 385-0610

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 31, 2013 (the “Effective Date”), the Board of Directors (the “Board”) of Infinite Group, Inc. (IGI) appointed Donald Reeve to the Board, filling an existing vacancy on the Board. There is no existing family relationship between Mr. Reeve and any director or executive officer of IGI.

The principal occupation and a brief summary of Mr. Reeve’s background is as follows:

Donald Reeve, 67, has been the principal partner at ReTech Services, LLC, a management consulting practice since January 2013. Since August 2013, Mr. Reeve has been providing consulting services to IGI on a part time basis without cash compensation. Previously, Mr. Reeve was Senior Vice President and Chief Information Officer for Wegmans Food Markets, Inc. (Wegmans) from May 1986 until his retirement in August 2012. In this position, he managed an information technology staff of approximately 300 professionals with responsibilities for development, application and support services of computer technology. Prior to May 1986 and since 1970, he held various positions of increasing responsibility for Wegmans. He attended Monroe Community College and SUNY Empire State College, earned an associate's degree at Rochester Business Institute and is a veteran of the U.S. Army.

Mr. Reeve brings to the Board the experience of managing the information technology (IT) requirements for a growing company in a competitive environment. Mr. Reeve will provide strategic guidance to the Board and IGI’s management as IGI continues to enter various commercial IT markets.

On September 5, 2013, the Board granted Mr. Reeve an option to purchase 500,000 shares of IGI common stock at an exercise price of $0.15 per share of which 100,000 were immediately vested. The remaining shares vest annually at the rate of 100,000 shares on each of the next four anniversaries of the grant date.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2014		INFINITE GROUP, INC.

	By:	/s/ James Villa

James Villa
President and Acting Chief Executive Officer